Exhibit 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
02/09/15	Investors:	Chris Stent, 630-623-3801
	Media:	Heidi Barker, 630-623-3791

McDONALD’S REPORTS GLOBAL COMPARABLE SALES FOR JANUARY

OAK BROOK, IL - McDonald’s Corporation today announced that global comparable sales decreased 1.8% in January. Performance by segment was as follows:

•	U.S. up 0.4%

•	Europe up 0.5%

•	Asia/Pacific, Middle East and Africa (APMEA) down 12.6%

McDonald’s begins 2015 on a path to regain business momentum globally. The Company's charge over the coming year is to accelerate the pace of change and elevate the overall McDonald’s experience in the eyes of its customers. While the Company’s January performance reflects current business challenges, McDonald’s structure and competitive strengths will provide the capability to change the trajectory of the business over the long term.

In January, U.S. comparable sales increased 0.4% as positive breakfast daypart performance was largely offset by the impact of aggressive competitive activity. McDonald’s U.S. is focused on delivering a simplified national menu alongside greater choice tailored to local consumer preferences - enabled by the segment’s transition to a new organizational structure.

Europe’s comparable sales increased 0.5% in January as positive performance in the U.K. and Germany was largely offset by negative results in France and Russia. While market dynamics remain challenging in the near term, McDonald’s Europe is focused on driving sales and guest traffic by strengthening local value platforms, highlighting the quality of core and premium products and aggressively pursuing growth opportunities, particularly at breakfast.

In January, APMEA’s comparable sales decreased 12.6% reflecting broad-based consumer perception issues in Japan, along with the lingering impact of the supplier issue and a shift in timing of Chinese New Year in China and other markets. Brand recovery continues to be a top priority throughout the segment, with emphasis on rebuilding customer trust by strengthening quality and affordability perceptions.

Strong comparable sales in McDonald's Other Countries & Corporate segment, which includes Latin America and Canada, contributed positively to the Company's global comparable sales performance for the month.

Systemwide sales for the month decreased 7.9%, or were relatively flat in constant currencies.

Percent Increase/(Decrease)	Comparable Sales		Systemwide Sales
			As	Constant
Month ended January 31,	2015	2014	Reported	Currency
McDonald’s Corporation	(1.8)	1.2	(7.9)	0.3
Major Segments:
U.S.	0.4	(3.3)	1.3	1.3
Europe	0.5	2.0	(13.5)	3.2
APMEA	(12.6)	5.4	(14.5)	(9.0)

Definitions

•
Comparable sales represent sales at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Typically, pricing has a greater impact on average check than product mix. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•
The number of weekdays and weekend days can impact our reported comparable sales. In January 2015, this calendar shift/trading day adjustment consisted of one less Wednesday and one more Saturday compared with January 2014. The resulting adjustment varied by area of the world, ranging from approximately 0.6% to 1.3%. In addition, the timing of holidays can impact comparable sales.

•
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company’s underlying business trends.

•
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

Upcoming Communications

Pete Bensen, Chief Administrative Officer-elect, and Kevin Ozan, Chief Financial Officer-elect, will participate in the UBS Global Consumer Conference at 8:00 a.m. (Eastern Time) on March 5, 2015. This presentation will be webcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.

The Company plans to release February 2015 sales on March 9, 2015.

About McDonald's

McDonald’s is the world’s leading global foodservice retailer with over 36,000 locations serving approximately 69 million customers in over 100 countries each day. More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local business men and women.

Forward-Looking Statements

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.
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